PROSPECTUS SUPPLEMENT
(To Prospectus dated July 3, 1997)








                             $115,000,000

                       COMVERSE TECHNOLOGY, INC.

                    5 3/4% Convertible Subordinated
            Debentures due 2006 initially convertible into
              2,513,661 Shares of Common Stock, $.10 par
                                 value


     Set forth in this Prospectus Supplement is certain updating information regarding the Selling Holders and the price range of the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.












March 4, 1998

            PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the Nasdaq National
Market under the symbol "CMVT." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Common Stock, as reported by Nasdaq.

                                                             Low         High
                                                             ---         ----
         1994
            First Quarter................................ $  8.00      $ 15.63
            Second Quarter...............................    8.25        10.50
            Third Quarter................................    8.75        11.13
            Fourth Quarter...............................    9.88        14.25

              1995
                  First Quarter..........................  $ 11.00     $ 14.63
                  Second Quarter.........................    13.25       18.25
                  Third Quarter..........................    17.14       23.38
                  Fourth Quarter.........................    19.94       25.69

              1996
                  First Quarter..........................  $ 16.63     $ 25.13
                  Second Quarter.........................    23.38       31.19
                  Third Quarter..........................    23.75       41.38
                  Fourth Quarter ........................    32.56       38.13

              1997
                  First Quarter..........................  $ 36.88     $ 46.38
                  Second Quarter.........................    36.50       52.00
                  Third Quarter..........................    46.00       53.06
                  Fourth Quarter.........................    32.25       54.19

              1998
                  First Quarter (through March 3, 1998)..  $ 30.63     $ 49.00


     On March 3, 1998, the last reported sale price of the Common
Stock on the Nasdaq National Market was $45.50. As of February 4,
1998, there were approximately 1,540 holders of record of the Common
Stock.

     The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, to finance the development and growth of its business.

                            SELLING HOLDERS

     The Debentures were originally issued by the Company and sold by the Initial Purchaser, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

     The following table sets forth information with respect to the
Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the
registration requirements of the Securities Act. Finally, additional
Selling Holders may from time to time be identified and information with respect to such Selling Holders be provided in a Prospectus
Supplement.
                                                                   Number of
                                            Principal Amount       Shares of
                                              Debentures of       Common Stock
                                           Beneficially Owned     Beneficially
Selling Holder                             and Offered Hereby       Owned(1)
--------------                             ------------------     ------------

Equitable Life Assurance --
Separate Account Convertibles ...........      4,150,000               --
State of Oregon Equity ..................      2,500,000               --
Lehman Brothers Inc. ....................      2,000,000               --
Van Kampen American Capital Harbor
  Fund ..................................      2,000,000               --
Contintental Assurance Company Separate
Account (E)..............................      1,830,000               --
Hudson River Trust Balanced Account .....      1,765,000               --
  Chase Manhattan Bank as Trustee of
  Amoco Corporation Master Trust for
  for Employee Pension Plans ............      1,750,000               --
Memphis Light, Gas & Water Retirement
Fund ....................................      1,750,000               --
Carrigaholt Capital (Bermuda) L.P. ......      1,600,000               --
Hudson River Trust Growth Investors .....      1,425,000               --
Class 1 C Company, Ltd ..................      1,410,000               --
  Hospital Corp. of America
  Money Purchase Plan ...................      1,320,000               --
Phoenix Income & Growth Fund ............      1,250,000               --
Hudson River Trust Growth & Income ......      1,210,000               --
Paloma Securities L.L.C. ................      1,010,000               --
Merrill Lynch Capital Markets P.L.C. ....      1,000,000               --

                                                                   Number of
                                            Principal Amount       Shares of
                                              Debentures of       Common Stock
                                           Beneficially Owned     Beneficially
Selling Holder                             and Offered Hereby       Owned(1)
--------------                             ------------------     ------------


Lincoln National Convertible
  Securities Fund.........................      $865,000               --
Pacific Mutual Life Insurance Company ....       750,000               --
TQA Vantage Fund Ltd. ....................       725,000               --
Silverton International Fund Limited .....       640,000               --
AIM VI Growth and Income Fund, a series
  of AIM Variable Insurance Funds, Inc. ..       600,000               --
Kellner, DiLeo & Co. .....................       500,000               --
Value Line Convertible Fund ..............       500,000               --
The HCA Foundation .......................       460,000               --
The Sumitomo Trust & Banking Co., Ltd. ...       400,000               --
Van Kampen American Capital
  Convertible Securities Fund.............       350,000               --
Weirton Trust ............................       350,000               --
Associated Electric and Gas Insurance
  Services Ltd. ..........................       275,000               --
Starvest Discretionary ...................       250,000               --
Walker Art Center ........................       190,000               --
Greyhound Lines Fund......................       150,000               --
David Lipscomb University ................       120,000               --
United National Life Insurance Co. .......       110,000               --
Equitable Life Assurance-- Separate
  Account Balanced........................        75,000               --
Fiducie Desjardins .......................        65,000               --
The Hotel Union & Industry of Hawaii .....        50,000               --
Savings & Investment Trust ...............        35,000               --
                                             -----------             ------

          Total...........................   $35,430,000               --
                                             ===========             ======
------------------

(1) Excludes shares of Common Stock issuable upon conversion of Debentures.